Exhibit 4.8.90 - SUNTEC Memos 20090608-5

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

Minutes of Meeting on the New Plant Project of SUNSHINE – SUNTEC Communication and Confirmation of Scope

Tuesday, May 26, 2009

Meeting Time: May 26, 2009

Participants:

Building Owner:  Manager Pan, Engineer Pang, Manager Peng, Manager Zhang (4 Members)

Contractor: Manager Xu, Engineer Yu, Engineer Wei, Engineer Yin (4 Members)

Recorder: Zheng Hui

Confirmation of the Scope of Work

I. List of Structural Questions and Answers

1. Ground: cancel the epoxy color sandy ground of 10-E-1-20, 10-E-1-30, 11-E-1-26 and 11-E-1-27, approximately 237m2.

SUNTECT has made corresponding adjustment of the quotation and drawings and also provided sealed samples of color sand and PVC; in principle, the color sand shall be flat gloss while the PVC shall adopt the NERA.

2. Floor Drain (in clean area)

2.1 SUNTEC provides the samples and the sample size shall be determined in site (according to the water consumption volume); select the quality materials.

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2.2 Location selection: the specific location of floor drain in the second floor shall be determined after setting out by SUNTEC to avoid improper location in future or conflict with enclosing structure wall.

2.3 In the ground construction scope of SUNTEC, all floor drains shall be supplied and installed by SUNTEC.

3. Clean Room Enclosing Description:

3.1 The quantity of windows is greatly increased (from 13 windows to 86 windows), so the quotation by SUNTEC is adjusted.

For the style of windows, SUNTEC has already provided pictures (A，1.2*1.0 standard style, B, imitative floor standing style) and it still needs to be confirmed.

3.2 The style of automatic door of cold room needs to be confirmed, and SUNTEC has provided related pictures.

The programme of electromagnetic adsorption door needs to be confirmed: A - Brushed Stainless Steel door frame; B – steel door.

For the door hinge (blind), samples shall be sealed in site.

The door spyhole shall be round shape.

Newly increase the access control system (8 sets).

A. Entrance of main pedestrian flow of EPO and TPO, and exit passageway (4 sets)

B. Entrance of main pedestrian flow in pharmaceutical workshop, and exit passageway (3 sets)

C . Entrance of main pedestrian flow in QC clean area of the second floor (1 set)

3.3 Requirements of Drawings

Engineer Yin of SUNTEC will provide the layout of windows, simplified version of 3D drawings and suspended ceiling node figure.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

4. Scope of Suspended Ceiling:

Increase the suspended ceilings in the water preparation workshop, and use the machine processed colorful steel plate to fabricate A-type suspended ceiling.

5. Requirements and Installation Method of Crash Barrier

Install the stainless steel crash barrier on ground, and the material quality shall meet the requirement of collision prevention.

6. Description of Colored Plate Maintenance to be cooperated by SUNTEC

6.1. Process tube penetrates through the plate, and the party who make the opening shall plug it.

6.2 Stainless steel conduit (flat gloss) shall be applied to lead the power current into the clean area. Mirror-face stainless steel pipe can be used.

7. Supporting Equipment of Clean Room

7.1 Laminar Flow Hood

SUNTEC will provide the assembly drawings and pictures, and clearly indicate the material quality. It will be provided after signing contract.

Programme: Fan + High-efficiency suffusion type (supported with AAF high efficiency). It will be provided after signing contract.

7.2 Differential Pressure Gauge. SUNTEC has checked and confirmed the quantity.

Hand Dryer. SUNTEC has checked and confirmed the quantity.

Hand Sterilizer. SUNTEC has checked and confirmed the quantity.

Wash Basin. SUNTEC has checked and confirmed the quantity.

Shoes and clothes cabinet. In principle, every person can have one clothes cabinet which will be manufactured as much as they can; the shoes cabinet shall consider the location of placing boots.

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Pass Window

Refer to the pictures (which will be provided by SUNTEC later)for its style, and the lock shall be electromagnetic lock.

Design requirement: the lower plane shall be seamless design, while the upper plane shall be seamed design.

Scope and Quantity Requirements: total quantity of pass window shall be 25, among which the following 11 pass windows shall be equipped with purification function: No. PB3, 4, 7, 8 of EPO; No. PB14, 15, 19, 20 of TPO; PB11; PB24 in the second floor; PB21 in warehouse.

Pond: Provide the pictures, and make the secondary desin as per the size required by the Employer.

II. List of Electrical Questions and Answers

1. Electrical Part:

The scope of supply of electrical panels and cubicles has been clear and the quotation has been adjusted.

2. Automatic Control

Micro-differential pressure. Engineer Wei will provide written instruction and clarify the technical method statement later.

Installation method of micro-differential pressure gauge. Basically, each room will be equipped with one gauge. The gauge shall be embedded local display type, and shall be of concealed installation with display.

The specific quantities of micro-differential pressure sensors (teletransmission engineering) have been provided by Party A.

3. The automatic control equipped on processing equipments shall be provided by Party A.

4. Definition of Fire Weak Electricity

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

Fire weak electricity is not included; SUNTEC will assist the fire construction units in inserting tube and making opening on the colorful steel plate.

5. List of installed capacity of the whole equipment (including review of electrical quantity). It has already been provided by SUNTEC.

III. Related Questions and Answers of Heating and Ventilating Discipline

1. Temperature in cold room is changed from 10~15℃ to 2~8℃, and the K15 and K25 programme variation description:

Design adjustment: add the cold water surface cooling section before the direct expansion section, with cooling load of 60Kw; the direct expansion unit shall adopt the R22 cooling medium.

Installation location of direct expansion unit in cold room and outdoor unit: generator room in the second floor and SUNTEC will provide the drawings and written instructions.

2. Cold Storage: dehumidification facilities are not shown in the quotation and programme.

SUNTEC has already given explanations. Considering the large installed capacity, corresponding quotation has been adjusted, but the specification and model of equipments in the quotation list are not adjusted. SUNTEC needs to provide complete written explanations.

3. Related Requirements of Cold Storage

3.1 The part above the level of ground surface -200mm in the first floor shall be constructed by SUNTEC.

3.2 Humidity in cold storage shall meet standard requirement of clean area (45%-65%). It is adjusted to 35%-75%.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

3.2 SUNTEC shall submit the drawings of cold storage and related documents and also clearly indicate the parts to be used. SUNTEC shall also provide the enterprise qualification and performance of the cold storage subcontractor.

3.3 The control part of cold storage is required to have automatic printing function, and shall be reserved with teletransmission interface;

3.4 SUNTEC shall show the method of defrosting in his design and guarantee that the temperature and humidity of cold storage are within the allowable scope in the process of defrosting.

SUNTEC will provide the description of logical relationship later.

3.5 Cold storage shall prevent the circumstance that no one knows when someone is locked in the cold storage.

Install light or sound and light alarm device.

3.6 Installation location of outdoor unit of cold storage: SUNTEC shall provide the drawings and written instructions.

3.7 Brand requirements: main unit: SANYO brand; complete set of equipment: HONGWEI brand.

3.8 Air discharging solutions of cold storage equipments at the southwest corner: opening shall be made according to equipment installation in actual installation.

4. Confirmation of Equipments Brands

4.1 Ten circulation pumps in cold water main engine room: GRUNDFOS;

4.2 Air conditioning units: CARRIER;

Note: 3 fresh air ventilators（XH71，XH72，XH73）shall be manufactured by the factory supplied by Wuhan Design Institute: TOPSENC;

The models of fresh air ventilators have been provided.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

4.3 Cold Water Main Unit

Brand: CARRIER; cold medium shall select 134A/135.

4.4 Constant Pressure Tank: Dezhou Kaiyuan Complete Equipment.

5. Scope and Description of Cold Water Main Engine Coom Construction:

5.1 All equipments, fittings, pipelines and power distribution in cold water engine room shall be supplied and constructed by SUNTEC. Reserve interface for drainage and sewage disposal of equipments. Drainage of two water tanks shall be in an organized manner, while the others shall be in an unorganized manner.

5.2 The water tanks shall be of stainless steel type with outer insulation and shall be manufactured in high quality, especially the make-up water tank of process chilled water, which shall be smooth in inner side.

5.3 Foundation of cold water engine room: load (dynamic and static)

SUNTEC has already submitted the drawings and load parameters to the Employer and Design Consultant for confirmation.

5.4 Whether there is special requirement on the installation location of equipments.

Embedding is not required and there is also no special requirement; SUNTEC requires to drill holes, but he will make sure to provide waterproofing work on the drilling ground.

5.5 Whether the location of cooling tower is changed.

Horizontally move 10 meters.

5.6 SUNTEC will be responsibe for making opening and blocking in future in all parts of requiring openings on the external wall for the refrigerator.

Opening and plugging shall be completed by SUNTEC himself, but excluding the cutting holes.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

6. Scope and Description of Air Conditioning Room Construction

6.1 All construction items shall be undertaken by SUNTEC with the exception of PS foundation.

6.2 All generator units shall be provided with frequency conversion function with the exception of smoke exhaust fan.

6.3 Assembly drawings shall be provided for the home-made fan case to clearly indicate the fan manufacturer, material of fittings and case body, and filtration efficiency of filter, etc.

7. Scope of Supply of Air Conditioning Units: 26 sets K series; 27sets exhaust fan units, including the P,PJ,PY,PB series, etc; totally 53sets. 5 sets smoke exhaust fan cases.

8. Scope of Construction of Pipeline:

8.1 Fire-fighting Water

8.1.1 Scope of Construction: The scope limit is after the independent ring net diverges branch pipe valves, and only the fire-fighting branch pipeline in clean area shall be completed by SUNTEC. It includes the branch pipe and complete set of fire hose in clean area.

8.1.2 In the part going down from the ring net, select the suitable valve according to the mode of reserved interface, and if there is no valve, SUNTEC shall remind the original contractor of adding valve. SUNTEC will not provide the valves.

8.1.3 Material for fire-hydrant cabinet body is confirmed to be: brushed stainless steel.

8.2 Process Chilled Water

Limit of process chilled water: the limit shall be in generator room, and then reach the mains in mezzanine after coming out from the generator room, and finally the location of 500mm above the point of use on canopy; it shall be connected with the Macroprocess pipelines. The part from the stainless steel section from the location of 500mm above the canopy downward to the clean area until the equipment interface shall be completed by Macroprocess.

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SUNTEC will not provide the interface valves, but shall be responsible for connecting with the pipelines installed by Macroprocess

8.3 Steam Definition

8.3.1 At the location of 2m out of the ground from the entrance, including the stop valve, reducing valve, etc, to various points of use, some part shall be connected to the correct position (industrial steam limit is the same with that of process chilled water). The quotation has already included the reducing valve units.

Note: only the reducing valve is changed from Huanqiu brand to Spirax Sarco brand.

8.3.2 Water Preparation Room: it shall be connected to the point of use (complete set). SUNTEC will not provide the interface valve.

8.3.3 There is an steam point for the steam-water heat exchanger in the northwest corner of the second floor, so the it is required to reserve valve on the industrial steam pipeline nearby the point of using steam.

8.4 Scope of Circulating Water System

The distance between reserved point of cooling tower and the refrigerator.

8.5 Water Supply and Drainage (Tap Water and Sewerage) Problems

8.5.1 Scope of Construction of Tap Water: all the areas below grade D (except for toilet) shall be completed by SUNTEC, and part of clean area shall be completed by Macroprocess; however, the sewerage part shall be completed by SUNTEC. It includes the sencor faucet, etc (except for the toilet), and the material of pipes shall be 304. Quotation of SUNTEC has been adjusted.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

8.5.2 Sealed sample will not be applied for the pond, but drawings shall be provided and the pond is required to be closed.

Design and installation shall be in accordance with the dimensions provided by Party A; automatic water tap shall be equipped for the handwashing location, pedestrian flow location and air brake, including the hand stertilizer, hand dryer, etc which shall be equipped with automatic induction.

SUNTEC will make further proposals according to the dimensions provided by the Employer, and the quotation of SUNTEC has been adjusted.

8.6 About the condensed water:

The condensed water pipe in the air conditioning machine room of the second floor shall penetrate through the floor slab and go down to the mezzanine of ceiling in the first floor, which will be favorable to drain water and present a good appearance.

9. System of Smoke Control of Fire Protection

Five smoke control and extraction fans and their air duct, air outlet, and valve, etc shall be within the construction scope of SUNTEC with the exception of fire weak electricity, and the provided samples of material and fittings shall be sealed.

SUNTEC will assist in pipe laying of fire weak electricity.

10. Fixed air flow valve

10.1 SUNTEC shall provide the drawings after revising the fixed air flow valve. SUNTEC has already provided the drawings.

10.2 Determination of Brand: TROX brand.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

10.3 The principle of secondary design of the fixed air flow valve: there is one dixed air flow valve for return air in A+B area, and others shall be fixed air flow valves; select one air duct in the room with  air discharging to install the fixed air flow valve, and others shall be manual valves. Return air in the room without air discharging shall be realized through manual operation. All air hoses in the clean area shall be equipped with the fixed air flow valve.

IV. Common Items

1. Double icon:  SUNTEC drawings shall be corresponding to WPIDI drawings; if SUNTEC drawings make some changes on the basis of original drawings, the change version No. shall be clearly indicated.

2. Whether the method (suspension method) of connection with stucture is the same with that of Wuhan Design Institute, and whether  Wuhan Design Institute can meet the requirements.

Construction shall be carried out in accordace with the drawings of Wuhan Design Institute, and the secondary design of suspending pieces shall be submitted to Wuhan Design Institute for confirmation after SUNTEC enters the site

3. Load per square meter shall be confirmed and provided after entering the site. 100KG/M2

4. Installation confirmation of cleaning machine. SUNTEC has already confirmed through email on May, 25.

5. Engineer Pang: The time of mobilizing equipments to site needs to be confirmed. It will be provided after signing contract.

6. Waterproofness tap water ground in the second floor

SUNTEC suggests constructing the polyurethane waterproof layer, but it shall be solved by SUNSHINE by himself.

7. All processing equipments in the production workshop of the first and second floor shall be completed by SUNTEC, including the parts to be provided by Party A.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

Transporting and positioning of production equipments in clean area except for the water preparation room, but excluding the level-off and internal connection among the equipments.

8. Engineer Pang: SUNSHINE shall provide with SUNTEC with the data list of each room as soon as possible. The data list of rooms needs to be completed.

9. Fees of water & electricity used for site construction are not included in the quotation and shall be provided by the Employer without charge.

10. Description of sealed samples: pipe valve, sectional materials, electrical distribution box, cable bridge, cable, electric wire, etc shall be the common brands in North and sealed samples shall be made after mobilizing to site.

Signature of Representatives attended the meeting：

Representatives of Building Owner：

Representatives of Contractor：